                                                                    Exhibit 2.1

                          AGREEMENT AND PLAN OF MERGER

         This Agreement and Plan of Merger dated as of March 20, 2003 ("this Agreement"), between Algiers Resources, Inc., a Delaware corporation ("Algiers"), Algiers Merger Co., a Delaware corporation and a wholly-owned subsidiary of Algiers ("Algiers Merger Co.") and Command International Acquisition Corporation, a Delaware corporation (the "Company").

                              Preliminary Statement

         Algiers' common stock, $0.001 par value per share ("Algiers Common Stock"), is registered with the Securities and Exchange Commission (the "SEC") under Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Algiers files reports and other documents required to be filed with the SEC under the rules and regulations of the SEC. Algiers has no business operations. Algiers is what is commonly referred to as a "public shell" company formed for the specific purpose of acquiring, through a merger or other business combination, an operating company seeking the perceived advantages of becoming a "public company".

         The Company and Algiers will enter into a business combination transaction as a result of which the Company will merge with and into Algiers Merger Co. (the "Merger"), with Algiers Merger Co. continuing as the surviving corporation, on the terms and subject to the conditions set forth in this Agreement.

         The board of directors of each of the Company, Algiers and Algiers Merger Co. has determined that the Merger would be fair to and in the best interests of their respective stockholders and have approved this Agreement and the transactions contemplated by this Agreement.

         NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein set forth, and for the purpose of prescribing the terms and conditions of the Merger, the parties agree as follows:

                             ARTICLE 1 - THE MERGER

1.1.     The Merger.

                  Upon the terms and subject to the conditions set forth in this Agreement and compliance with the applicable provisions of the Delaware General Corporation Law ("Delaware Law"), at the Effective Time (as such term is defined in Section 1.3), the Company shall be merged with and into Algiers Merger Co., the separate corporate existence of the Company shall cease and Algiers Merger Co. shall continue as the surviving corporation and shall succeed to and assume all of the rights, properties, franchises, liabilities and obligations of the Company in accordance with Delaware Law and this Agreement. Algiers Merger Co., as the surviving Delaware corporation with the operating business of the Company after the Merger, is sometimes hereinafter referred to as the "Surviving Corporation."



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1.2. Closing.

         Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned under Section 9.1, the closing of the Merger (the "Closing") shall take place at the offices of Snow Becker Krauss P.C., 605 Third Avenue, New York, New York 10158-0125, or at such other place as Algiers and the Company may agree, as promptly as practicable, but no later than five business days following the satisfaction or waiver of the conditions set forth in Article 8. The Closing shall be deemed to have occurred and shall be effective as of the Effective Time (as defined in Section 1.3 below). The date upon which the Closing actually occurs is referred to as the "Closing Date."

1.3 Effective Time.

         Subject to the provisions of this Agreement, the parties hereto shall cause a certificate of merger, in the form annexed hereto as Exhibit A (the "Certificate of Merger") to be filed with the Secretary of State of the State of Delaware, in accordance with Delaware Law, as soon as practicable on or after the Closing Date. The Merger shall be effective at the time of acceptance of the Certificate of Merger by the Secretary of State of the State of Delaware, or at such time thereafter as is provided in the Certificate of Merger (the "Effective Time").

1.4. Effect of the Merger.

         At the Effective Time, the effect of the Merger shall be as provided by the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Algiers Merger Co. shall vest in the Surviving Corporation, and all debts, liabilities and obligations of the Company and Algiers Merger Co. shall become the debts, liabilities and obligations of the Surviving Corporation.

1.5. Certificate of Incorporation; Bylaws.

         (a) Certificate of Incorporation. The Certificate of Incorporation of Algiers Merger Co., as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation, until thereafter amended as provided by Delaware Law and such Certificate of Incorporation, except that the Certificate of Incorporation shall be amended as of the Effective Time to change the corporate name of the Surviving Corporation to "Command International Corporation."

         (b) Bylaws. The Bylaws of Algiers Merger Co., as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation, until thereafter amended as in accordance with Delaware Law, the Certificate of Incorporation and such Bylaws.

1.6. Directors and Officers.

         (a) The Surviving Corporation.

                  (i) Directors. The initial directors of the Surviving Corporation will be designated by the Company, as set forth on Schedule
         1.6 attached hereto each to hold office, subject to the applicable provisions of the Certificate of Incorporation and Bylaws of the Surviving Corporation, until his successor has been duly elected and qualified, or until his earlier death, resignation or removal in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation.


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                  (ii) Officers. The officers of the Company immediately prior to the Effective Time as set forth on Schedule 1.6 attached hereto, shall be the officers of the Surviving Corporation, each to hold office until their successors has been duly appointed and qualified, or his earlier death, resignation or removal in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation.

         (b) Algiers.

                  (i) Directors. On the Closing Date, James A. Prestiano, the sole director of Algiers shall resign and the new directors of Algiers shall be the same directors of Surviving Corporation as set forth on
         Schedule 1.6.

                  (ii) Officers On the Closing Date, James A. Prestiano, the sole officer of Algiers shall resign and the new officers of Algiers shall be the same officers of the Surviving Corporation as set forth on
         Schedule 1.6.

                                    ARTICLE 2

                         EFFECT OF MERGER ON OUTSTANDING
                            SECURITIES OF THE COMPANY

2.1 Conversion of Outstanding Company Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Algiers, Algiers Merger Co., the Company or any holder of any common stock, par value $0.0001 per share (the "Company Common Stock"), of the Company, subject to the other provisions of this Article 2:

                  (i) each share of Company Common Stock held in treasury of the Company shall be cancelled and no payment shall be made nor other consideration paid with respect to such cancellation.

                  (ii) each outstanding share of Company Common Stock shall be converted into the right to receive one share of common stock, par value $.001 per share ("Algiers Common Stock"), of Algiers (the "Merger Consideration") upon the surrender of the certificate representing such share of Company Common Stock in accordance with Section 2.4 of this Agreement.

                  (iii) all then outstanding shares of common stock, par value $.001 per share ("Algiers Merger Co. Common Stock"), of Algiers Merger Co. shall be converted into 100 shares of common stock, par value $.001per share ("Surviving Corporation Common Stock"), of the Surviving Corporation.


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


2.2 No Fractional Shares.

         No fractional shares of Algiers Common Stock shall be issued in connection with the payment of the Merger Consideration.

2.3 Company Options.

         At the Effective Time, Algiers shall assume the Company's obligations with respect to then outstanding options, as set forth on Schedule 2.3 attached hereto, to purchase shares of Company Common Stock, in which and by which assumption each optionee, upon exercise of an option in accordance with its terms, shall acquire that number of shares of Algiers Common Stock that optionee would have acquired had such optionee exercised the subject option immediately prior to the Effective Time, giving effect to the Merger Consideration.

2.4. Surrender of Certificates.

         (a) Exchange Procedures. Promptly after the Effective Time, certificates representing the Company Common Stock (each, a "Company Stock Certificate") shall be surrendered to Algiers. Upon surrender of a Company Stock Certificate to Algiers, or to such other agent or agents as may be appointed by Algiers, the holder of such Company Stock Certificate shall be entitled to a certificate representing the number of shares of Algiers Common Stock that the shares of Company Common Stock evidenced by such surrendered Company Stock Certificate have been converted into the right to receive, giving effect to the Merger Consideration, and the Company Stock Certificate so surrendered shall be delivered to the Algiers for cancellation. Until so surrendered, each outstanding Company Stock Certificate that, prior to the Effective Time, evidenced ownership of shares of Company Common Stock will be deemed from and after the Effective Time, for all corporate purposes, to represent solely the right to receive Algiers Common Stock and the holder of such Company Common Stock shall not be entitled to vote or receive any dividend or other distribution payable to holders of shares of Algiers Common Stock; provided, however, that, upon the surrender of such Company Stock Certificate in exchange for certificate(s) representing shares of Algiers Common Stock, there shall be paid to the record holder of the certificate(s) representing Algiers Common Stock issued upon such exchange, the amount of dividends or other distributions which theretofore became payable and were not paid with respect to the number of shares of Algiers Common Stock represented by the certificate(s) issued upon such surrender. In no event shall the persons entitled to receive such dividends or distributions be entitled to receive interest thereon.

         (b) No Liability. Notwithstanding anything to the contrary in this
Section 2.4, none of the Surviving Corporation, Algiers or the Company shall be liable to a holder of Company Common Stock which or whom has not been located by any reasonable means of communication for at least five years for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

2.5. No Further Ownership Rights in Company Common Stock.

         All shares of Algiers Common Stock issued in exchange for shares of Company Common Stock as Merger Consideration in accordance with the terms of this Agreement shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock.



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2.6. Lost, Stolen or Destroyed Certificates.

         In the event any Company Stock Certificate shall have been lost, stolen or destroyed, the Company shall issue in exchange for such lost, stolen or destroyed Company Stock Certificate, upon receiving notice from the holder thereof before the Effective Time and upon the making of an affidavit in such form as is acceptable to the Company and Algiers of that fact by such holder, a new Company Stock Certificate evidencing such shares of Company Common Stock subject to such notice and affidavit; provided, however, that the Company, as a condition precedent to the issuance thereof, may require the owner of such lost, stolen or destroyed Company Stock Certificate to deliver a bond in such sum as Algiers may reasonably direct as indemnity against any claim that may be made with respect to the certificates alleged to have been lost, stolen or destroyed.

2.7. Tax and Accounting Consequences.

         It is intended by the parties to this Agreement that the Merger shall constitute a tax-free reorganization within the meaning of Section 368(a)(1)(B) the Code.

2.8. Taking of Necessary Action; Further Action.

         If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, the officers and directors of the Company are fully authorized in the name of the Company or otherwise to take, and will take, all such lawful and necessary action.

                                    ARTICLE 3
                        RIGHTS OF DISSENTING STOCKHOLDERS

3.1  Dissenters' Rights.

         Notwithstanding any provision of this Agreement to the contrary, any shares of Company Common Stock ("Dissenting Shares") held by a holder who has demanded and perfected appraisal or dissenters' rights for such Dissenting Shares in accordance with Delaware Law and who, as of the Effective Time, has not effectively withdrawn or lost such appraisal or dissenters' rights, shall not be converted into the right to receive the Merger Consideration, but shall only be entitled to such dissenters' rights as are granted by Delaware Law.

3.2  Effect of Withdrawal or Loss of Dissenters' Rights.

         Notwithstanding the provisions of Section 3.1, if any holder of shares of Company Common Stock who demands appraisal of such shares under Delaware Law shall effectively withdraw or lose (through failure to perfect or otherwise) the right to appraisal, then, as of the later of the (i) Effective Time and (ii) occurrence of such withdrawal or loss, such holder's shares shall automatically be, pursuant to the Merger, converted into the right to receive Algiers Common Stock in accordance with Sections 2.1 and 2.2.


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

3.3 Company's Obligations.

         The Company shall give Algiers (i) prompt notice of any written demands for appraisal of any shares of Company Common Stock, withdrawals of such demands, and any other instruments served pursuant to Delaware Law and received by the Company in connection therewith and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under Delaware Law.

                   ARTICLE 4 - REPRESENTATIONS AND WARRANTIES
                                 OF THE COMPANY

         The Company hereby represents and warrants to Algiers and Algiers Merger Co. as follows:

4.1. Organization, Standing and Power.

         The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the corporate power to own its properties and to carry on its business as now being conducted. The Company has made available to Algiers a true and correct copy of its Certificate of Incorporation and Bylaws, each as amended to date.

4.2. Authority.

         The Company has the requisite corporate or other power and authority to enable it to own, lease and operate its assets and properties to carry on its business as now being conducted, except, for those jurisdictions where the failure to be so organized, existing or in good standing individually or in the aggregate would not have a material adverse effect (as defined in Section 8.2(a)) on the Company. The Company is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing would not have a material adverse effect on the Company.

         The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject only to the approval of the Merger by the Company's stockholders. The Company's Board of Directors has approved this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally and (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.


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4.3. Company Capital Stock.

         The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock. As of the Closing Date, there shall be issued and outstanding an aggregate of 5,239,238 shares of Company Common Stock. An additional 5,239,238 shares of Company Common Stock are reserved for issuance to the stockholders of Command International Group Inc. ("CIG") under an Agreement and Plan of Reorganization dated as of July 1, 2002, as amended on February 24, 2003, with CIG (the "CIG Agreement") and its stockholders under which the Company has the right to acquire all of the shares of CIG in exchange for 5,239,238 shares of Company Common Stock, a copy of which has been delivered by the Company to Algiers and Algiers Merger Co. There are no options, except as set forth on Schedule 2.3 attached hereto, or warrants, or other rights to subscribe for shares of Company Common Stock, or securities convertible into shares of Common Stock. All outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights created by statute, the Certificate of Incorporation or By-laws of the Company or any agreement to which the Company is a party or by which it is bound.

4.4. Subsidiaries.

         The Company does not have any subsidiaries or affiliated companies and does not otherwise own any shares of capital stock or any interest in, or control, directly or indirectly, any other corporation, partnership, association, joint venture or other business entity.

4.5 Company Financial Statements.

         The Company's unaudited balance sheet as of September 30, 2002, and the related audited statements of operations, stockholders' equity and cash flows for the period from inception through September 30, 2002 (collectively, the "Company Financials"), are correct in all material respects and have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a basis consistent throughout the periods indicated and consistent with each other. The Company Financials present fairly the financial condition and results of operations of the Company as of the dates and during the periods indicated therein.

4.6. Taxes.

         All federal, state and other returns and reports required to be filed by the Company have been duly filed by the Company and, except as set forth on
Schedule 4.6 attached hereto, all material taxes and other assessments and levies (including all interest and penalties) including, without limitation, income, franchise, real estate, sales, gross receipts, use and services taxes, and employment and employee withholding taxes, owed by the Company have been paid in full by the Company unless being contested in good faith. Except as set forth on Schedule 4.6, all such taxes and other assessments and levies which the Company is required by law to have withheld, collected or deposited have been duly withheld and collected and deposited with the proper governmental authorities or segregated and set aside for such payment, and if so segregated and set aside, shall be so paid by the Company as required by law.


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4.7. Litigation.

         There is no material action, suit or proceeding of any nature pending or to the best of the Company's knowledge threatened against the Company, or its properties or assets, and there are no facts or circumstances which form the basis for any such action, suit or proceeding.

4.8. No Conflict; Required Filings and Consents.

         (a) No Conflict. Except as set forth on Schedule 4.8 attached hereto, the execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby will not, (i) conflict with or violate the Certificate of Incorporation or By-laws of the Company, (ii) conflict with or violate any federal, foreign, state or provincial law, rule, regulation, order, judgment or decree (collectively, "Laws") applicable to the Company or any of its subsidiaries or by which its or any of their respective properties or assets are bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the Company's or any of its subsidiaries' rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien on any of the properties or assets of the Company or any of its subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective properties or assets are bound or affected, except in the case of clauses (ii) and (iii) for any such conflicts, violations, breaches, defaults or other occurrences that do not have a Material Adverse Effect, as defined in Section 8.2(a) below.

         (b) Required Filings and Consents. The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with notification to, any domestic or foreign governmental or regulatory authority, except (i) for the applicable requirements, if any, of any foreign jurisdiction requiring notification in connection with the Merger and the transactions contemplated hereby and the filing and recordation of appropriate merger or other documents as required by Delaware Law and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, either (A) would not prevent or materially delay consummation of the Merger or otherwise prevent or materially delay the Company from performing its obligations under this Agreement or (B) do not have a Material Adverse Effect.

4.9. Status of Material Contracts.

         The Company is not in default of, or in anticipatory breach of, any of its material contracts with third parties, nor does the Company have any reason to believe that it will be so in the future.


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4.10. Ownership of Property.

         The Company owns, and at the Closing will have, good, valid and marketable title or valid license to any property, including intellectual property, that it uses in the operation of its business, free and clear of all mortgages, liens, pledges, charges or encumbrances, except (i) the lien of current taxes no yet due and payable and (ii) such imperfections of title, liens and easements as do not and would not reasonably be expected to have a Material Adverse Effect on the Company. With regard to any licenses to use property, including intellectual property, the Company has valid and enforceable license agreements with the third party owners of the property, and to the Company's knowledge, none of such intellectual property infringes upon the proprietary rights of any third party.

4.11. ERISA Plans.

         The Company does not have any employee benefit plans that would be covered by the federal ERISA laws.

4.12. Restrictions on Business Activities.

         To the Company's knowledge, there is no agreement, judgment, injunction, order or decree binding upon the Company which has or could reasonably be expected to have the effect of prohibiting or materially impairing any current or future business practice of the Company to compete with any other person or the conduct of business by the Company as currently conducted or as proposed to be conducted.

4.13. Governmental Authorization; Compliance with Laws.

         The Company has obtained each federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of any applicable governmental entity or other regulatory agency, (i) pursuant to which the Company currently operates or holds any interest in any of its properties or
(ii) that is required for the operation of its business or the holding of any such interest ((i) and (ii) herein collectively referred to as the "Company Authorizations"), and all of such Company Authorizations are in full force and effect, except where the failure to obtain or have any such Company Authorizations could not reasonably be expected to have a Material Adverse Effect on the Company. The Company is in material compliance with all applicable laws, statutes, orders, rules and regulations of any applicable governmental entity or other regulatory agency relating to it except where the failure to do so would not have a Material Adverse Effect and the Company has not received notice of any violations of any of the above.

4.14. Brokers or Finders.

         The Company will not directly or indirectly, incur any liability or finder's fee, or agent's commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.


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4.15  Intangible Assets.

         Schedule 4.15 attached hereto contains a true and complete list of all patents and patent applications (pending or in the process of preparation), domestic or foreign, patent rights, trademarks, trade names and licenses under the patents of others, trade secrets, secret processes and other proprietary rights of every kind and nature used or necessary for use by the Company in its business as presently conducted. To the Company's knowledge, all such patents, patent applications, patent rights and licenses are valid and effective in accordance with their terms, and all such trade names, trade secrets, secret processes and other proprietary rights are valid and effective. The Company has not received any notice of any claim of infringement. Except as disclosed in
Schedule 4.15 attached hereto, there are no agreements, contracts or obligations under which the Company is obligated with respect to, or is using, any patents, patent applications, patent rights, trademarks, trade names, licenses under the patents of others, trade secrets, secret processes or other proprietary rights. The trade secrets and "know-how" of the Company are in such form and of such quality that, following the Closing, the Company will be able to continue to sell the products heretofore provided by the Company.

4.16 Disclosure.

         No statement of fact made by the Company contained herein and no written statement of fact furnished by the Company to Algiers or Algiers Merger Co. in connection herewith and/or in connection with any filing by Algiers with the Securities and Exchange Commission, taken as a whole (inclusive of the Schedules to this Agreement), contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein not misleading in light of the circumstances in which they were made.

                   ARTICLE 5 - REPRESENTATIONS AND WARRANTIES
                        OF ALGIERS AND ALGIERS MERGER CO.

         Algiers and Algiers Merger Co. represent and warrant to the Company as follows:

5.1. Organization, Standing and Power.

         Algiers is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Algiers Merger Co. is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Algiers and Algiers Merger Co. has the corporate power to own its respective properties and to carry on its respective business as now being conducted. Algiers and Algiers Merger Co. have each made available to the Company true and correct copies of its respective Certificates of Incorporation and Bylaws, each as amended to date.

5.2. Authority.

         Algiers and Algiers Merger Co. have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement, subject to approval of the Merger by Algiers, as the sole stockholder of Algiers Merger Co. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Algiers and Algiers Merger Co. Each of Algiers' and Algiers Merger Co.'s Board of Directors has unanimously approved this Agreement and the transactions contemplated hereby and Algiers, as the sole stockholder of Algiers Merger Co., has approved this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by Algiers and Algiers Merger Co. and constitutes the valid and binding obligations of Algiers and Algiers Merger Co., enforceable in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally and (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.



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

5.3. Capital Stock.

         (1) Algiers. The authorized capital stock of Algiers consists of 40,000,000 shares of Algiers Common Stock, and 5,000,000 shares of preferred stock, $.001 par value per share (the "Algiers Preferred Stock"). As of the date of this Agreement, approximately 2,545,000 shares of Algiers Common Stock are issued and outstanding. No shares of Algiers Preferred Stock have been issued. All outstanding shares of Common Stock are duly authorized, validly issued, fully paid and non-assessable. Except for warrants to purchase 51,000 shares of Algiers Common Stock (the "Algiers Warrants"), there are no options, warrants or other rights to subscribe for Algiers Common Stock or securities convertible into Algiers Common Stock. Pursuant to Section 8.3(h) herein, James Prestiano shall surrender for cancellation 1,272,500 of Algiers Common Stock at or prior to the Effective Time and Algiers shall then have 1,272,500 shares of common stock issued and outstanding, plus 51,000 shares issuable on a cashless basis of outstanding warrants, or an aggregate of 1,323,500 shares of Common Stock. No other changes in Algiers Capital Stock are contemplated prior to the Closing and as set forth in Section 8.3(h) herein. Algiers Common Stock issuable upon surrender of Company Stock Certificates, when issued in accordance with the terms and provisions of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable.

         (2) Algiers Merger Co. The authorized capital stock of Algiers Merger Co. consists of 100 shares of Algiers Merger Co. Common Stock. As of the date of this Agreement, all of Algiers Merger Co. Common Stock shares are issued and outstanding and held by Algiers, and all such issued and outstanding shares are duly authorized, validly issued, fully paid and nonassessable. As of the date hereof, no shares of Algiers Merger Co. Common Stock are issuable upon exercise of warrants or options. Other than as set forth in this Section 5.3, there are no options, convertible securities, warrants, calls, rights, commitments or agreements of any character to which Algiers Merger Co. is a party or by which it is bound, obligating Algiers Merger Co. to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of Algiers Merger Co. or obligating Algiers Merger Co. to grant, extend or enter into any such option, convertible security, warrant, call, right, commitment or agreement.

5.4. Subsidiaries.

         With the exception of Algiers Merger Co., which was formed for purposes of this Merger, Algiers does not have any subsidiaries or affiliated companies and does not otherwise own any shares of capital stock or any interest in, or control, directly or indirectly, any other corporation, partnership, association, joint venture or other business entity.

5.5  SEC Documents; Algiers Financial Statements.

         (a) SEC Documents; Algiers Financial Statements. Algiers has filed on a timely basis with the SEC and made available to the Company all registration statements, reports and documents (including all exhibits, amendments and supplements thereto) required to be filed by Algiers under the Exchange Act, and the rules and regulations of the SEC thereunder, all of which when filed complied in all material respects with all applicable requirements of the Exchange Act and the rules and regulations thereunder (the "SEC Documents"). As of their respective filing dates, none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. The financial statements of Algiers, including the notes thereto, included in the SEC Documents (the "Algiers Financial Statements"), comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a basis consistent throughout the periods indicated and consistent with each other (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by SEC rules for such form) and present fairly the financial position of Algiers at the dates thereof and results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal, recurring audit adjustments which will not be material in amount or significance) and do not include or omit to state any fact which renders the Algiers Financial Statements misleading. There has been no change in Algiers accounting policies, except as described in the notes to Algiers Financial Statements. There are no facts or events concerning Algiers that are required to be disclosed under the Exchange Act and the rules and regulations of the SEC thereunder that have not been disclosed in the SEC Documents.

         (b) Liabilities and Obligations. Except as and to the extent shown or provided for in Algiers Financial Statements or notes and schedules thereto or as disclosed in any of the schedules to this Agreement or such current liabilities as may have been incurred since September 30, 2002 in the ordinary course of business, to the extent quantified and reflected as a liability on Algiers's books and records, Algiers and its subsidiaries as at the date hereof has no liabilities or obligations (whether known or unknown, accrued, absolute, contingent or otherwise) which might be or become a charge against the assets or liabilities of Algiers, except as specifically provided pursuant to the terms of the agreement or understanding to which such liability or obligation relates; as of September 30, 2002, there was no asset used by Algiers in its operations that has not been reflected in the Algiers Financial Statements, and except as set forth in the Algiers Financial Statements, no assets have been acquired by Algiers since such date, except in the ordinary course of business.

         (c) No Changes. Since September 30, 2002, Algiers has not suffered any Material Adverse Effect (as defined in Section 8.2(a) below) with respect to its business (financial or otherwise), and Algiers has conducted its business only in the ordinary course and there has not been any declaration, setting aside or payment of any dividend or other distribution with respect to Algiers Common Stock or any repurchase, redemption or other acquisition by Algiers of any other securities of Algiers. Except as disclosed in the Algiers Financial Statements, there has been no decrease in stockholders' equity as compared with the amount shown for such stockholders' equity as at September 30, 2002, except as may relate to results of operations for the period between September 30, 2002 and the date of this Agreement, and no material adverse changes in the financial position of Algiers, since September 30, 2002.

5.6. Taxes.

         All federal, state and other returns and reports required to be filed by Algiers have been duly filed by Algiers and except as set forth on Schedule
5.6 attached hereto, all material taxes and other assessments and levies (including all interest and penalties) including, without limitation, income, franchise, real estate, sales, gross receipts, use and services taxes, and employment and employee withholding taxes, owed by Algiers have been paid in full by Algiers unless being contested in good faith. Except as set forth on
Schedule 5.6 attached hereto all such taxes and other assessments and levies which Algiers is required by law to have withheld, collected or deposited have been duly withheld and collected and deposited with the proper governmental authorities or segregated and set aside for such payment, and if so segregated and set aside, shall be so paid by Algiers as required by law.

5.7. Litigation.

         There is no action, suit or proceeding of any nature pending or to the best of Algiers' knowledge threatened against Algiers or any of its subsidiaries, their respective properties, and there are no facts or circumstances, which form the basis for any such action, suit or proceeding.

5.8. No Conflict; Required Filings and Consents.

         (a) No Conflict. Except as set forth on Schedule 5.8 attached hereto, the execution and delivery of this Agreement by Algiers and Algiers Merger Co. does not, and the performance of this Agreement by Algiers and Algiers Merger Co. and the consummation by Algiers and Algiers Merger Co. of the transactions contemplated hereby will not, (i) conflict with or violate the Certificate of Incorporation or By-laws of Algiers or Algiers Merger Co., (ii) conflict with or violate any Laws applicable to Algiers or any of its subsidiaries or by which they or any of their respective properties are bound or affected or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Algiers' or any its subsidiaries' rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien on any of the properties or assets of Algiers or any of its subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Algiers, Algiers Merger Co. or any of its subsidiaries is a party or by which Algiers or any of its subsidiaries or any of their respective properties are bound or affected, except in the case of clauses (ii) and (iii) for any such conflicts, violations, breaches, defaults or other occurrences that do not have a Material Adverse Effect.

         (b) Required Filings and Consents. The execution and delivery of this Agreement and the consummation of the Merger contemplated hereby by Algiers and Algiers Merger Co. do not, and the performance of this Agreement by Algiers and Algiers Merger Co. will not, require any consent, approval, authorization or permit of, or filing with notification to, any domestic or foreign governmental or regulatory authority except (i) for the applicable requirements, if any, of the Securities Act, the Exchange Act, Blue Sky Laws, the legal requirements of any foreign jurisdiction requiring notification in connection with the Merger and the transactions contemplated hereby and the filing and recordation of appropriate merger or other documents as required by the laws of the state of Delaware, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, either (A) would not prevent or materially delay consummation of the Merger or otherwise prevent or materially delay Algiers or Algiers Merger Co. from performing its obligations under this Agreement or (B) do not have a Material Adverse Effect.

5.9. Status of Material Contracts.

         As of the date hereof, neither Algiers nor Algiers Merger Co. is in default of, nor is in anticipatory breach of any of its material contracts with third parties.

5.10. Ownership of Property.

         Algiers owns, and at the Closing shall have, good, valid and marketable title, or valid license, to any property, that it uses in the operation of its business which consists solely of corporate books and records, free any clear of all mortgages, liens, pledges, charges or encumbrances, except (i) the lien of current taxes not yet due and payable and (ii) such imperfections of title, liens and easements as do not and would not reasonably be expected to have a Material Adverse Effect on Algiers.

5.11. ERISA Plans.

         Neither Algiers nor Algiers Merger Co. has any plans that would be covered by the federal ERISA laws.

5.12. Restrictions on Business Activities.

         There is no agreement, judgment, injunction, order or decree binding upon Algiers or Algiers Merger Co. which has or could reasonably be expected to have the effect of prohibiting or materially impairing any current or future business practice of Algiers or Algiers Merger Co. to compete with any other person or the conduct of business by Algiers or Algiers Merger Co. as currently conducted or as proposed to be conducted by Algiers or Algiers Merger Co.

5.13. Brokers or Finders.

         Algiers and Algiers Merger Co. will not directly or indirectly, incur any liability or finder's fee, or agent's commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

5.14. Governmental Authorization; Compliance with Laws.

                  Algiers and Algiers Merger Co. have obtained each federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of any applicable governmental entity or other regulatory agency, (i) pursuant to which Algiers and Algiers Merger Co. currently operate or hold any interest in any of its properties which consist solely of books and records or (ii) that is required for the operation of Algiers' business or the holding of any such interest ((i) and (ii) herein collectively referred to as the "Algiers Authorizations"), and all of Algiers Authorizations are in full force and effect, except where the failure to obtain or have any Algiers Authorizations could not reasonably be expected to have a Material Adverse Effect on Algiers. Algiers and Algiers Merger Co. are in material compliance with all applicable laws, statutes, orders, rules and regulations of any applicable governmental entity or other regulatory agency relating to Algiers and Algiers Merger Co. except where the failure to do so would not have a Material Adverse Effect and Algiers and Algiers Merger Co. have not received notice of any violations of any of the above.

5.15 Disclosure.

         No statement of fact made by Algiers or Algiers Merger Co. contained herein and no written statement of fact furnished by Algiers or Algiers Merger Co. to the Company. in connection herewith or in connection with any filing by Algiers with the Securities and Exchange Commission prior to the Effective Time by, taken as a whole (inclusive of the Schedules to this Agreement), contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein not misleading in light of the circumstances in which they were made.

           ARTICLE 6 - CONDUCT OF BUSINESS PENDING THE EFFECTIVE TIME

6.1. Conduct of Business by the Company and Algiers Pending the Effective Time.

         Except as otherwise contemplated by this Agreement, after the date hereof and prior to the Effective Time or earlier termination of this Agreement, unless the parties shall otherwise agree in writing, the Company, Algiers and Algiers Merger Co. shall each:

         (a) conduct its respective business in the ordinary and usual course of business and consistent with past practice;

         (b) not (i) amend or propose to amend its respective Certificate of Incorporation or Bylaws, (ii) split, combine or reclassify its outstanding capital stock or declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise, (iii) spin-off any assets or businesses,
(iv) engage in any transaction for the purpose of effecting a recapitalization of any party or subsidiary or (v) engage in any transaction or series of related transactions which has a similar effect to any of the foregoing;

         (c) not issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of, any additional shares of, or any options, warrants or rights of any kind to acquire any shares of capital stock of any class or any debt or equity securities convertible into or exchangeable for such capital stock or amend or modify the terms and conditions of any of the foregoing, except that nothing herein will prevent Algiers from issuing Algiers Common Stock upon exercise of outstanding warrants or the Company from issuing securities in a bridge or permanent financing (each, a "Company Financing"), provided the Merger Consideration is adjusted for the issuance of Company Common Stock;

         (d) not (i) incur or become contingently liable with respect to any indebtedness for borrowed money, except in the ordinary course of business or in connection with a Company Financing, (ii) redeem, purchase, acquire or offer to purchase or acquire any shares of its respective capital stock, other than as required by the governing terms of such securities, (iii) take or fail to take any action which action or failure to take action would cause the Company or the Company's stockholders to recognize gain or loss for federal income tax purposes as a result of the consummation of the Merger, (iv) make any acquisition of any assets (except in the ordinary course of business) or businesses, (v) sell any assets (except in the ordinary course of business) or businesses or (vi) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing;

         (e) use all reasonable efforts to preserve intact its respective business organization and goodwill, keep available the services of its present officers and key employees and preserve the goodwill and business relationships with suppliers, distributors, customers and others having business relationships with the Company or Algiers and not engage in any action, directly or indirectly, with the intent to impact adversely the transactions contemplated by this Agreement;

         (f) not enter into or amend any employment, severance, special pay arrangement with respect to termination of employment or other similar arrangements or agreements with any directors or officers;

         (g) not increase the rate of remuneration payable to any of its respective directors or officers, except in the customary and usual course of business and consistent with past practices, or agree to do so;

         (h) not adopt, enter into or amend any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, health care, employment or other employee benefit plan, agreement, trust, fund or arrangement for the benefit or welfare of any employee or retiree, except in the ordinary and usual course of business, consistent with past practices or as required to comply with changes in applicable law and except as contemplated on
Schedule 6.1(h) attached hereto;

         (i) file with the SEC all forms, statements, reports and documents (including all exhibits, amendments and supplements thereto) required to be filed by Algiers pursuant to the Exchange Act, including Algiers' Form 10-KSB which is required to be filed with the SEC prior to the Effective Time, for which the Company shall pay all expenses incurred in connection with the filing of such Form 10-KSB on behalf of Algiers; and

6.2. Certain Actions.

         Except with respect to this Agreement and the transactions contemplated hereby, the Company, Algiers and Algiers Merger Co. shall not, directly or indirectly, solicit any "Acquisition Proposal," which term, for purposes of this Agreement, shall mean any tender offer or exchange offer or any proposal for a merger, acquisition of all of the stock or assets of, or other business combination involving the acquisition of, such party or any of its subsidiaries, or the acquisition of a substantial equity interest in, or a substantial portion of the assets of, such party or any of its respective subsidiaries. The Company, Algiers and Algiers Merger Co. shall not, directly or indirectly, furnish to any third party any non-public information that it is not legally obligated to furnish, negotiate with respect to, or enter into any agreement with respect to, any Acquisition Proposal, but may communicate information about such an Acquisition Proposal to its stockholders if and to the extent that it is required to do so in order to comply with its legal obligations. The Company, Algiers and Algiers Merger Co., as applicable, shall promptly advise the other parties hereto following the receipt of any Acquisition Proposal and the details thereof, and advise such other parties hereto of any developments with respect to such Acquisition Proposal promptly upon the occurrence thereof. The Company, Algiers and Algiers Merger Co. shall (a) immediately cease and cause to be terminated any existing activities, discussions or negotiations with any person or entity conducted heretofore with respect to any of the foregoing, and (b) direct and use its reasonable efforts to cause all of its investment bankers, financial advisors, attorneys, accountants, consultants or other representatives not to engage in any of the foregoing.

                              ARTICLE 7 - COVENANTS

7.1. Approval of Stockholders.

         The Company and Algiers Merger Co. shall, in accordance with applicable law and subject to the fiduciary duties of their respective Boards of Directors under applicable law as determined by such directors in good faith after consultation with and based upon the advice of outside counsel, use their best efforts to obtain the approval of the Merger by their respective stockholders as required under Delaware Law.

7.2 Disclosure Document.

         Algiers shall prepare and file with the SEC with information provided by the Company and at the Company's expense exclusive of the time of James Prestiano, information statement in accordance with the requirements of Rule 14(f) (the "Disclosure Statements") of the rules and regulations under the Exchange and shall use its best efforts to cause the Disclosure Statement to be distributed to Algiers stockholders.

7.3. Access to Information.

         Subject to any applicable contractual confidentiality obligations (which the Company and Algiers shall use their best efforts to cause to be waived), the Company and Algiers shall afford each other and their respective accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to (a) all of their respective properties, books, contracts, agreements and records and (b) all other information concerning the business, properties and personnel (subject to restrictions imposed by applicable law) of the Company and Algiers, as applicable, as may be reasonably requested by the other.

7.4. Confidentiality.

         Each of the parties hereto hereby agrees to maintain the confidentiality of the information obtained in any investigation pursuant to
Section 7.3, or pursuant to the negotiation of this Agreement.

7.5. Public Disclosure.

         No disclosure (whether or not in response to an inquiry) of the existence or nature of this Agreement shall be made by any party hereto unless approved in writing by duly authorized officers of both Algiers and the Company, or of any third parties identified in such disclosure, prior to release, provided that such approval shall not be unreasonably withheld and subject in any event to Algiers's obligation to comply with securities laws.

7.6 Reasonable Efforts/Consents.

         Subject to the terms and conditions provided in this Agreement, each of the parties hereto shall use its reasonable efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement.

7.7. Notification of Certain Matters.

         The Company shall give prompt notice to Algiers, and Algiers shall give prompt notice to the Company, of (a) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty of the Company, Algiers or Algiers Merger Co., respectively, contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time except as contemplated by this Agreement (including the schedules of the Company attached hereto) and (b) any failure of the Company, Algiers, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 7.7 shall not limit or otherwise affect any remedies available to the party receiving such notice.

7.8. Affiliate Agreement.

         Schedule 7.8 attached hereto sets forth those persons who, in the Company's reasonable judgment, are "affiliates" of the Company (each, an "Affiliate") within the meaning of Rule 145 ("Rule 145") promulgated under the Act. The Company shall provide Algiers such information and documents as Algiers shall reasonably request for purposes of reviewing such list. The Company has delivered or shall cause to be delivered to Algiers prior to the Effective Time from the Company's Affiliates an executed affiliate agreement substantially in the form attached hereto as Exhibit 7.8 (the "Affiliate Agreement"). Algiers shall be entitled to place appropriate legends on the certificates evidencing any Algiers Common Stock to be received by Affiliates of the Company pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for Algiers Common Stock consistent with the terms of such Affiliate Agreement.

7.9. Blue Sky Laws.

         Algiers shall take such steps as may be necessary to comply with the federal securities laws and Blue Sky Laws of all jurisdictions which are applicable to the issuance of Algiers Common Stock pursuant to this Agreement. The Company shall use its best efforts to assist Algiers as may be necessary to comply with the federal securities laws and Blue Sky Laws of all jurisdictions which are applicable in connection with the issuance of Algiers Common Stock pursuant to this Agreement. In that regard, in the event that there is no available exemption under the federal and/or state securities laws for any or all of the shares of Algiers to be issued to the Company's stockholders and/or the stockholders of CIG, as described in Section 4.3 above, such shares shall be held in escrow until registered with the SEC or the Company receives an opinion of counsel that an exemption from registration exists for such shares.

7.10 Private Financing.

         The Company will use its best efforts following the completion of the Merger to raise at least $250,000 for Algiers in a private financing.

7.11 Solvency of the Surviving Corporation.

         The Company shall use its best efforts to maintain adequate funds in the account of the Surviving Corporation and to pay bills as they become due.

7.12 Indemnification of Algiers and Algiers Merger Co.

         The Company shall indemnify and defend Algiers and Algiers Merger Co., and each of their respective officers, directors, employees, shareholders, and agents (collectively, the "Algiers Indemnified Parties") against, and hold the Algiers Indemnified Parties harmless from, any and all claims, actions or causes of action, suits, demands, judgments, losses, liabilities, costs, and expenses, including, without limitation, interest, penalties and reasonable attorneys' fees and expenses (collectively "Claims"), asserted against, resulting to, imposed upon or incurred by any Algiers Indemnified Party, directly or indirectly, prior to or after the Effective Time, arising out of or pertaining to the transactions contemplated by this Agreement or by reason of or resulting from any breach of any representation, warranty or covenant made by the Company; provided, however, that such Claim has not resulted from any breach of any representation, warranty or covenant made by Algiers or Algiers Merger Co. for which they shall indemnify and defend the Company and each of their respective officers, directors, employees, shareholders and agents (collectively the "Company Indemnified Parties") against, and hold the Company Indemnified Parties harmless from any and all Claims asserted against, resulting to, imposed upon or incurred by any Company Indemnified Party, directly or indirectly, prior to or after the Effective Time, arising out of or pertaining to the transactions contemplated by this Agreement or by reason of or resulting from any breach of any representation, warranty or covenant made by Algiers and Algiers Merger Co prior to the Effective Time.

                      ARTICLE 8 - CONDITIONS TO THE MERGER

Section 8.1. Conditions to Obligations of Each Party to Effect the Merger.

         The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any of which may be deferred or waived by written instrument executed by the Company and Algiers:

         (a) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect;

         (b) Regulatory Approvals and Third Party Consents. All governmental and third party consents, orders and approvals legally required for the consummation of the Merger and the transactions contemplated hereby shall have been obtained and be in effect at the Effective Time;

         (c) Waiver. Notwithstanding anything to the contrary herein, any party may waive compliance of the other party to any condition contained in this
Section 8.1, if such waiver is made by a writing executed by the party and delivered to the other parties hereto, provided, however, a single or partial waiver of any condition will not be deemed a waiver of any other part of such condition or any other condition.

         (d) No Dissenter's Appraisal Rights. No stockholder of the Company shall have made any demand to exercise, or take any other step to effect, dissenter's appraisal rights under Delaware Law.

8.2. Additional Conditions to the Obligations of Algiers and Algiers Merger Co.

         The obligations of Algiers and Algiers Merger Co. to consummate the Merger and the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by Algiers:

         (a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects on and as of the date made and the Closing Date, except for changes contemplated by this Agreement (including the schedules of the Company) and except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date), with the same force and effect as if made on and as of the Effective Time, except, in all such cases, for such breaches, inaccuracies or omissions of such representations and warranties which have neither had nor reasonably would be expected to have a Material Adverse Effect on the Company or Algiers. For the purposes of this Agreement, the term "Material Adverse Effect" on a party shall mean an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse impact on (i) the financial position, business, or results of operations of such party and its subsidiaries, taken as a whole or (ii) the ability of such party to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement; provided, however, that a Material Adverse Effect shall not be deemed to include the impact of (i) changes in laws of general applicability or interpretations thereof by courts or governmental authorities, (ii) changes in GAAP, (iii) actions and omissions of a party (or any of its subsidiaries) taken with the prior written consent of the other party in contemplation of the transactions contemplated hereby and (iv) the direct effects of compliance with this Agreement on the operating performance of the parties, including expenses incurred by the parties in consummating the transactions contemplated by this Agreement;

         (b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time;

         (c) Material Adverse Change. Since September 30, 2002, no event shall have occurred that would constitute a Material Adverse Effect to the Company;

         (d) Due Diligence. Algiers shall have conducted its due diligence of Company with results, in the sole discretion of the Board of Directors of Algiers, satisfactory to it;

         (e) Additional Certificates. The Company shall have furnished to Algiers such additional certificates, opinions and other documents as Algiers may have reasonably requested as to any of the conditions set forth in this
Section 8.2;

         (f) Approval by Company Stockholders. The stockholders of the Company shall have approved the Merger, and if such approval was obtained by written consent in lieu of meeting stockholders, the Company shall have given stockholders who did not sign said consent written notice required by Section 228 of Delaware Law; and

         (g) Assignment of CIG Agreement. The Company shall have assigned its rights under the CIG Agreement, which shall be in full force and effect, to Algiers, effective as of the Effective Time.

8.3. Additional Conditions to Obligations of the Company.

         The obligations of the Company to consummate the Merger and the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing, or such time as specified herein, of each of the following conditions, any of which may be waived, in writing, exclusively by the
Company:

         (a) Representations and Warranties. The representations and warranties of Algiers and Algiers Merger Co. contained in this Agreement shall be true and correct in all material respects on and as of the date made and the Effective Time, except for changes contemplated by this Agreement and except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date), with the same force and effect as if made on and as of the Effective Time, except, in all such cases, for such breaches, inaccuracies or omissions of such representations and warranties which have neither had nor reasonably would be expected to have a Material Adverse Effect on Algiers or any of its subsidiaries;

         (b) Agreements and Covenants. Algiers shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time;

         (c) Material Adverse Change. Since September 30, 2002, no event shall have occurred that would constitute a Material Adverse Effect to Algiers or any of its subsidiaries;

         (d) Due Diligence. The Company shall have conducted its due diligence of Algiers and its subsidiaries with results, in the sole discretion of the Board of Directors of the Company, satisfactory to it;

         (e) Additional Certificates. Algiers and Algiers Merger Co. shall have furnished to the Company such additional certificates, opinions and other documents as the Company may have reasonably requested as to any of the conditions set forth in this Section 8.3;

         (f) Approval by Algiers Merger Co.'s Stockholder. Algiers, as sole stockholder of Algiers Merger Co., shall have approved the Merger;

         (g) Resignation of Officers and Directors. The offices and directors of Algiers shall have delivered their resignations effective as of the Effective Time;

         (h) Capitalization of Algiers. James Prestiano shall have surrendered for cancellation 1,272,500 shares of Algiers Common Stock and Algiers shall have outstanding 1,272,500 shares of Algiers Common Stock. In addition, Warrants to purchase an additional 51,000 shares of Algiers Common Stock shall be exercised on a cashless basis (with no cash paid and the entire 51,000 shares issued) and Algiers shall not have any outstanding warrants or options at the Effective Time and will then have 1,323,500 shares of Common Stock issued and outstanding;

         (i) Registration Rights Agreement. Algiers shall have executed and delivered the Registration Rights Agreement with the stockholders of the Company and James Prestiano in the form annexed hereto as Exhibit B;

         (j) Lock-Up Agreement. James Prestiano shall have entered into an agreement with Algiers in form and substance satisfactory to the Company restricting his right to sell or otherwise dispose of shares of Algiers Common Stock during any month to 10% of the number of shares of Algiers Common Stock owned by that stockholder at the beginning of the month for a period not to exceed 180 days commencing on the Effective Date;

         (k) Escrow of Shares for CIG. Algiers shall have deposited in escrow with Snow Becker Krauss P.C. 5,239,238 shares of Algiers Common Stock, issued in the name of CIG to be held on behalf of the CIG shareholders upon closing of the CIG Agreement; and

         (l) No SEC Restraint. No order has been issued by the SEC to suspend trading in Algiers Common Stock or challenging or seeking to prevent the consummation of the Merger, and no proceedings for that purpose have been instituted or threatened or, to Algiers knowledge, are contemplated by the SEC.


8.4 Intentionally Left Blank.

                  ARTICLE 9 - TERMINATION, AMENDMENT AND WAIVER

9.1. Termination.

         This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

         (a) by mutual consent of the Company and Algiers;

         (b) by Algiers or the Company, if (i) the Effective Time has not occurred by April 15, 2003 (provided that the right to terminate this Agreement under this clause (i) to Section 9.1(b) shall not be available to any party whose willful or reckless failure to fulfill any obligation hereunder has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date), (ii) there shall be a final non-appealable order of a federal or state court in effect preventing consummation of the Merger, (iii) there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any governmental entity that would make consummation of the Merger illegal or (iv) if any of the conditions precedent to Closing set forth in this Agreement have not been met and have not been waived in writing by the party whose consent is required;

         (c) by Algiers or the Company, if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger, by any governmental entity, which would (i) prohibit Algiers's or the Company's ownership or operation of any material portion of the business of the Company or Algiers, (ii) compel Algiers or the Company to dispose of or hold separate, as a result of the Merger, any material portion of the business or assets of the Company or Algiers, or (iii) prohibit or adversely affect the trading market for Algiers Common Stock;

         (d) by Algiers, if it is not in material breach of its obligations under this Agreement and there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the Company and as a result of such breach the conditions set forth in Sections 8.2
(a) or Paragraph 8.2(b), as the case may be, would not then be satisfied; provided, however, that if such breach is curable by the Company within ten days after the giving of written notice by Algiers of such breach through the exercise of the Company's reasonable best efforts, then for so long as the Company continues to exercise such reasonable best efforts Algiers may not terminate this Agreement under this Section 9.1(d) unless such breach is not cured within ten days (but no cure period shall be required for a breach which by its nature cannot be cured);

         (e) by the Company, if it is not in material breach of its obligations under this Agreement and there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Algiers or Algiers Merger Co. and as a result of such breach the conditions set forth in Section 8.3(a) or Section 8.3(b), as the case may be, would not then be satisfied; provided, however, that if such breach is curable by Algiers or Algiers Merger Co. within ten days after the giving of written notice by the Company of such breach through the exercise of Algiers' or Algiers Merger Co.'s reasonable best efforts, then for so long as Algiers or Algiers Merger Co. continues to exercise such reasonable best efforts the Company may not terminate this Agreement under this Section 9.1(e), unless such breach is not cured within ten days (but no cure period shall be required for a breach which by its nature cannot be cured);

         (f) by Algiers, if the Company fails to obtain the requisite vote of its stockholders required to approve the Merger under Delaware Law;

         (g) by Algiers or the Company, if it is not in initial breach of its obligations under this Agreement and any of the conditions set forth in Section
8.1 have not been satisfied;

         (h) by Algiers or the Company, if the CIG Agreement cannot be closed in accordance with it terms.

         Where action is taken to terminate this Agreement pursuant to this
Section 9.1, it shall be sufficient for such action to be authorized by the Board of Directors of the party taking such action.

9.2. Effect of Termination.

         In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become void and, except as set forth herein, there shall be no liability or obligation on the part of Algiers, Algiers Merger Co., or the Company, or their respective officers, directors or stockholders; provided, however, that each party shall remain liable for any breaches of this Agreement prior to its termination; and provided, further, that, the provisions of this Section 9.2 and Sections 10.8, 10.9 and 10.13 of this Agreement shall remain in full force and effect and survive any termination of this Agreement.

9.3. Amendment.

         Except as is otherwise required by applicable law, this Agreement may be amended by the parties hereto at any time, but only by an instrument in writing signed by or validly on behalf of each of the parties to this Agreement.

9.4. Extension, Waiver.

         At any time prior to the Effective Time, Algiers and Algiers Merger Co., on the one hand, and the Company, on the other, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations of the other party hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right of such party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

                         ARTICLE 10 - GENERAL PROVISIONS

10.1. Survival.

         The representations and warranties set forth in Article 4 and Article 5 shall not survive beyond the Effective Time. This Section 10.1 shall not limit any covenant or agreement of the parties hereto which by its terms contemplates performance after the Effective Time.

10.2. Notices.

         All notices and other communications hereunder shall be in writing, shall be effective when received, and shall in any event be deemed to have been received (a) when delivered, if delivered personally or by commercial delivery service (in either case, against written receipt therefore), (b) five business days after deposit with U.S. Mail, if mailed by registered or certified mail (return receipt requested), (c) one business day after the business day of deposit with Federal Express or similar nationally recognized overnight courier for next day delivery (or, two business days after such deposit if deposited for second business day delivery), if delivered by such means, or (d) one business day after delivery by facsimile transmission with copy by U.S. Mail, if sent via facsimile plus mail copy (with acknowledgment of complete transmission), to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):


         if to the Company, to:                      Command International Acquisition Corporation
                                                     1090 King George's Post Road
                                                     Suite 802
                                                     Edison, New Jersey 08837
                                                     Attention:  Robert Fallah, President
                                                     Facsimile:  _______

         with a copy to:                             Snow Becker Krauss P.C.
                                                     605 Third Avenue
                                                     New York, New York 10158
                                                     Attention:  Elliot Lutzker, Esq.
                                                     Facsimile:  (212) 949-7052


         if to Algiers, to:                          Algiers Resources, Inc.
                                                     317 Madison Avenue, Suite 2310
                                                     New York, New York 10017
                                                     Attention: James A. Prestiano, President
                                                     Facsimile:  (212) 949-6241



         With a copy to:                             Jeffer, Mangels, Butler & Marmaro LLP
                                                     2121 Avenue of the Stars, 10th Floor
                                                     Los Angeles, California 90067
                                                     Attention:  Steven J. Insel
                                                     Facsimile:  (310) 203-0567

         if to Algiers Merger Co., to:               Algiers Merger Co.
                                                     317 Madison Avenue, Suite 2310
                                                     New York, New York 10017
                                                     Attention: James A. Prestiano, President
                                                     Facsimile:  (212) 949-6241

         With a copy to:                             Jeffer, Mangels, Butler & Marmaro LLP
                                                     2121 Avenue of the Stars, 10th Floor
                                                     Los Angeles, California 90067
                                                     Attention:  Steven J. Insel
                                                     Facsimile:  (310) 203-0567

10.3. Interpretation.

         The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The word "agreement" when used herein shall be deemed in each case to mean any contract, commitment or other agreement, whether oral or written, that is legally binding. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to "the business of" an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity.

10.4. Counterparts.

         This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

10.5. Entire Agreement.

         This Agreement, the Schedules and Exhibits hereto, and the documents and instruments and other agreements among the parties hereto referenced herein:
(a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) are not intended to confer upon any other person any rights or remedies hereunder.

10.6. Severability.

         In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

10.7. Other Remedies.

         Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

10.8. Specific Performance.

         The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

10.9. Governing Law.

         This Agreement shall be governed by and construed in accordance with the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof, provided that issues involving the corporate governance of any of the parties hereto shall be governed by their respective jurisdictions of incorporation. Each of the parties hereto agrees that process may be served upon them in any manner authorized by the laws of the State of New York, and that such process may be served outside the state of New York, for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

10.10. Rules of Construction.

         The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

10.11. Assignment.

         No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties hereto. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

10.12. Absence of Third Party Beneficiary Rights.

         No provisions of this Agreement are intended, nor shall be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, partner of any party hereto or any other person or entity unless specifically provided otherwise herein.

10.13. Mediation and Arbitration.

         If any dispute, controversy or claim arises in connection with the performance or breach of this Agreement between the parties, a party hereto may, upon written notice to the other parties, request facilitated negotiations. Such negotiations shall be assisted by a neutral facilitator acceptable to all parties and shall require the best efforts of the parties to discuss with each other in good faith their respective positions and, respecting their different interests, to finally resolve such dispute.

         A party may disclose any facts to the other parties or to the facilitator which such party believes, in good faith, to be necessary to resolve the dispute. All such disclosures shall be deemed in furtherance of settlement efforts and thus confidential. Except as agreed to by all parties, the facilitator shall keep confidential all information disclosed during the negotiations. The facilitator shall not act as a witness for either party in any subsequent arbitration between the parties. Such facilitated negotiations shall conclude within sixty days from receipt of the written notice, unless extended by mutual consent of the parties. The costs incurred by each party in such negotiations shall be borne by it. Any fees or expenses of the facilitator shall be borne equally by all parties.

         If any dispute, controversy or claim arises in connection with the performance or breach of this Agreement which cannot be resolved by facilitated negotiations, then such dispute, controversy or claim shall be settled by arbitration in accordance with the laws of the State of New York and the then current Commercial Arbitration Rules of the American Arbitration Association, except that no pre-hearing discovery will be permitted unless specifically authorized by the arbitration panel. The confidentiality provisions applicable to facilitated negotiations shall also apply to arbitration.

         The award issued by the arbitration panel may be confirmed in a judgment by any federal or state court of competent jurisdiction. All reasonable costs of both parties, as determined by the arbitration panel, including (i) the fees and expenses of the American Arbitration Association and of the arbitration panel, and (ii) the costs, including reasonable attorneys' fees, incurred to confirm the award in court, shall be borne entirely by the non-prevailing party (to be designated by the arbitration panel in the award) and may not be allocated between the parties by the arbitration panel.

10.14.  Schedule Disclosure.

                  Disclosure on one schedule, attachment or document provided pursuant to any paragraph or subparagraph of this Agreement shall be deemed disclosure under any other applicable paragraph or subparagraph of this Agreement.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be signed by their duly authorized respective officers, all as of the date first written above.

                               COMMAND INTERNATIONAL ACQUISITION
                               CORPORATION


                               By:  /s/ Robert Fallah
                                   --------------------------------------------
                                   Name:  Robert Fallah
                                   Title: President

                               ALGIERS RESOURCES, INC.


                               By:  /s/ James Prestiano
                                   --------------------------------------------
                                   Name:  James Prestiano
                                   Title: President

                               ALGIERS MERGER CO.


                               By:  /s/ James Prestiano
                                   --------------------------------------------
                                   Name:  James Prestiano
                                   Title: President